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                                                                  EXHIBIT 15

The Board of Directors and Partners
Duke Realty Investments, Inc. and
Duke Realty Limited Partnership:



Gentlemen:

With respect to the registration statement to be filed, we acknowledge our awareness of the use therein of our reports dated April 19, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



KPMG Peat Marwick LLP
Indianapolis, Indiana
May 21, 1996